Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investor Relations
Phone:	(732) 786-8044
Email:	admin@medifirstsolutions.com
Website:	www.medifirstsolutions.com

MEDIFIRST SOLUTIONS ANNOUNCES COMPANY UPDATE

Freehold, NJ – July 25, 2018 – MEDIFIRST SOLUTIONS, INC. (OTC: MFST) (the “Company” or “Medifirst”), a provider of innovative laser technology and specialty pharmacy drug and management consulting services is pleased to announce a shareholder update.

As recently announced, Concierge Concepts Rx (CCRx), a new division of Medifirst Solutions will provide a unique niche billing and specialty drug consulting service to independent pharmacies who are struggling to maintain profitability as well as regional chains and supermarket pharmacies seeking to incorporate specialty drugs.

As part of adding this very exciting division to Medifirst, the company has worked with the management of CCRx to drive various operational developments.  Medifirst believes that it has driven past the ‘proof of concept’ stage of CCRx’s development and that it is in the best interest of the company to further align the interests of CCRx’s management with that of Medifirst.  Accordingly, on July 23, 2018, Medifirst effectuated a corporate action that sets the foundation for a new capital structure to support CCRx’s growth through strategic partners and co-venture opportunities within the industry.

Commented Medifirst President Bruce J. Schoengood, “Since inception, Medifirst has never initiated a capital restructure but we believe that, with the addition of CCRx and the opportunities in the specialty drug sector, Medifirst can significantly benefit and bring much greater value to the company and its shareholders.”

The Company plans to make a formal announcement and provide more details in the upcoming days.

About CCRx

CCRx services of pharmacy consulting and revenue stream management, utilizing over 60 years of combined specialty pharmacy and infusion therapy experience, seek to increase profits for these pharmacies. Our contracting services will include: sales, patient care, operations, and navigation of the complex landscape of major medical insurance billing. The division will provide key services to undervalued clients by securing reimbursement of overlooked revenue within the ever-expanding market of the specialty pharmacy market in today’s healthcare system.

CCRx is dedicated to expanding retail pharmacy into the emerging Specialty Pharmacy market and opening revenue streams to promote market competitiveness and profitability. Expertise includes: Specialty and infusion pharmacy consultants, billing expertise for Specialty Pharmacy products, third party billing provider and services, authorization analysis, experts with 60 years of combined specialty pharmacy and infusion therapy management.

Specialty drugs, often described as prescription drugs that are difficult to manufacture and require special handling or administration, have limited distribution, target a narrow group of chronic diseases, are costly, and require ongoing clinical support, will drive nearly all the pharmaceutical industry’s market growth from 2015–2020.

Industry analysts projects the total pharmaceutical industry to exceed $483 billion in 2020, with specialty pharmaceuticals making up 44% of the revenue. If these projections hold true, specialty drugs will have increased their revenues by over 5X from 2010–2020, growing from just 15% of the market to nearly half in that decade.

About The Time Machine Laser

Medifirst Solutions, Inc., in response to its Premarket Notification 510(k) submission for “The Time Machine” Series Laser, received clearance from the U.S. Food and Drug Administration (“FDA”) to market its infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device. The Time Machine Series Lasers Model TTML-8102000 - 810/830nm is intended for use in temporary relief of minor muscle and joint pain, stiffness, minor arthritis pain, muscle spasm, temporary increase in local blood circulation and temporary relaxation of muscles by means of topical elevated tissue temperature from infrared spectral emissions.  The hand-held laser device, with pin-point accuracy, often gives patients immediate results with no redness, swelling or down-time. This unique laser device offers medical professionals an affordable and effective tool to enhance their treatment protocols for their patients and provide new revenue streams for their practice. The laser division will be operated out of Medifirst’s wholly owned subsidiary, Medical Lasers Manufacturer. Visit www.medifirstsolutions.com for more information. Follow on Twitter @Medi_First and for Facebook visit Medifirst Solutions.

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Forward-Looking Statements:

The statements in this press release that relate to the company’s expectations about the future impact on the company’s results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control.  Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission.  Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company’s actual results may differ materially from expected results.  We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.